                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act Of 1934

                           (Amendment No.           )

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary proxy statement

[  ] Confidential, for Use of the
Commission Only (as permitted by
Rule 14a-6(e)(2))

[ ] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to sec. 240.14a-11(c) or sec.240.14a-12

                             United Rentals, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

(1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and show how it was determined):

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

$
--------------------------------------------------------------------------------

(5) Total fee paid:

$
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

--------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

(3) Filing party:

-------------------------------------------------------------------------------

(4) Date filed:

-----------------------------------------------------------------------------

                                    [LOGO]


                             UNITED RENTALS, INC.
                          Four Greenwich Office Park
                         Greenwich, Connecticut 06830

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

TO OUR STOCKHOLDERS:

  Notice is hereby given that a special meeting of stockholders of United
Rentals, Inc. (the "Company"), will be held at [    ], [    ], [    ], on [
], 1999, at 10:00 a.m. local time. At the meeting, you will be asked to approve:

  . the sale by the Company of 100,000 shares of its Series B Perpetual Convertible Preferred Stock ("Series B Preferred") to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively "Apollo"); and

  . an amendment to the Certificate of Designation relating to the Company's outstanding Series A Perpetual Convertible Preferred Stock ("Series A Preferred"), for the purpose of eliminating an inconsistency between the terms of the Series A Preferred (all outstanding shares of which are owned by Apollo) and the terms of the Series B Preferred to be sold to Apollo.

  The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matter specified in this notice may be taken without further notice to stockholders except as may be required by our By-laws. Stockholders of record at the close of business on July 16, 1999 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

                                          By Order of the Board of Directors,

                                          John N. Milne
                                          Corporate Secretary

July [  ], 1999

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

                               Table of Contents

                                                                          Page
                                                                          ----
General Information Concerning the Meeting...............................   1
Information Concerning the Proposed Issuance of Series B Preferred.......   4
Terms of the Series B Preferred..........................................   6
Information Concerning the Charter Amendment Proposal....................   9
Security Ownership by Certain Beneficial Owners and Management...........  11
Exhibit A--Form of Amendment to Certificate of Designation For Series A
 Preferred...............................................................  14

                             UNITED RENTALS, INC.
                          Four Greenwich Office Park
                         Greenwich, Connecticut 06830

                               ----------------

                                Proxy Statement

                      For Special Meeting of Stockholders

                               ----------------

                                                                 July [ ], 1999

  The board of directors of United Rentals, Inc., a Delaware corporation (the "Company"), is soliciting proxies to be voted at a special meeting of the
Company's stockholders that will be held on [    ], 1999, at 10:00 a.m. local
time. This Proxy Statement provides information concerning our solicitation, the meeting and the proposals to be voted on at the meeting.

                  GENERAL INFORMATION CONCERNING THE MEETING

Purpose of the Meeting

  The purpose of the meeting is to obtain stockholder approval for the two proposals described below:

 Sale of Series B Preferred to Apollo

  The Company has entered into a Preferred Stock Purchase Agreement with Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, "Apollo"). This agreement provides for the Company to sell to Apollo 100,000 shares of a new series of preferred stock to be designated by the Company as its "Series B Perpetual Convertible Preferred Stock." Stockholder approval for this transaction is required under the Rules of the New York Stock Exchange as described below. Accordingly, you will be asked at the meeting to approve this transaction (the "Share Issuance Proposal"). For additional information concerning this transaction and the Series B Preferred, see "Information Concerning the Proposed Issuance of Series B Preferred" and "Terms of the Series B Preferred." By approving the Share Issuance Proposal, you will also be approving the provisions of the purchase agreement described under "Terms of the Series B Preferred--Right to Exchange Series B Preferred for Different Series of Preferred Stock" and any issuance of shares to Apollo pursuant to such provision.

  Two directors of the Company, Leon D. Black and Michael S. Gross, are affiliated with Apollo (as described under "--Interest of Certain Directors in the Transaction"). Under the Rules of the New York Stock Exchange ("NYSE"), the Company must obtain stockholder approval before engaging in certain transactions with directors or their affiliates, including issuing to them any securities convertible into common stock of the Company ("Common Stock") in excess of 1% of the amount outstanding prior to the issuance. The Series B Preferred to be sold to Apollo will be convertible into an aggregate of 3,333,333 shares of Common Stock (subject to adjustment as described herein), which represents approximately 4.66% of the Common Stock outstanding as of the record date for the meeting. Consequently, the rules of the NYSE require that the Company obtain stockholder approval before issuing the Series B Preferred to Apollo.

 Amendment to Certificate of Designation for Series A Preferred

  In January 1999, the Company sold 300,000 shares of its Series A Perpetual Convertible Preferred Stock ("Series A Preferred") to Apollo. There is an inconsistency between the terms of the Series A Preferred and the terms of the Series B Preferred. In connection with the proposed sale of the Series B Preferred to Apollo, Apollo has agreed to an amendment of the Certificate of Designation for the Series A Preferred (the "Series A Designation") to eliminate this inconsistency (as well as to add an exception to the provision requiring that the conversion price be adjusted in specified circumstances). Stockholder approval of this amendment is required under Delaware law because the Series A Designation is part of the Company's Certificate of Incorporation. Accordingly, you will be asked at the meeting to approve this amendment (the "Charter Amendment Proposal"). For additional information concerning this amendment, see "Information Concerning the Charter Amendment Proposal."

Recommendation of the Board of Directors

  The board of directors of the Company recommends that the stockholders vote "for" approval of the Share Issuance Proposal and the Charter Amendment Proposal.

Interest of Certain Directors in the Transaction

  Apollo owns all the outstanding Series A Preferred issued by the Company. The holders of the Series A Preferred, voting separately as a single class, have the right to elect two directors of the Company. Pursuant to this right, Apollo has elected Leon D. Black and Michael S. Gross as directors of the Company. Messrs. Black and Gross are both principals in Apollo. As a result of their affiliation with Apollo, Messrs. Black and Gross have an interest in the proposed transaction with Apollo described herein.

Date, Time and Place of Meeting

  The meeting will be held at [       ], [      ], on [     ], 1999, at 10:00
a.m. local time.

Record Date

  The board has fixed the close of business on July 16, 1999 as the record date (the "Record Date") for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting.

Shares Outstanding on Record Date

  On the Record Date, the Company had outstanding (i) [    ] shares of Common
Stock and (ii) 300,000 shares of Series A Preferred. Each share of Series A Preferred is convertible into Common Stock at a rate (subject to adjustment) of 40 shares of Common Stock for each share of Series A Preferred. On the Record Date, the outstanding shares of Series A Preferred were convertible into an aggregate of 12,000,000 shares of Common Stock.

Quorum

  The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present.

Right to Vote

  The holders of the Common Stock and the holders of the Series A Preferred will have the right to vote together, as a single class, on the Share Issuance Proposal and the Charter Amendment Proposal. With respect to these proposals,
(1) each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held and (2) each holder of record of Series A Preferred as of the Record Date will be entitled to 40 votes for each share of Series A Preferred held (representing the number of shares of Common Stock issuable upon conversion of a single share of Series A Preferred).

  In addition, the holders of the Series A Preferred, voting separately as a single class, will have the right to vote on the Charter Amendment Proposal.

Required Vote

 The Share Issuance Proposal

  Under the rules of the NYSE, the Share Issuance Proposal will be considered approved if (1) it is approved by a majority of the votes cast on the proposal and (2) the total votes cast on the proposal represent over 50% of the shares of the Company entitled to vote on the proposal. (For purposes of the foregoing, each share of Series A Preferred will be treated as the equivalent of 40 shares). Abstentions will have the same effect as a vote against approving the Share Issuance Proposal.

 The Charter Amendment Proposal

  The Charter Amendment Proposal will be considered approved if it is approved by:

  . the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon (with each share of Series A Preferred being treated as the equivalent of 40 shares of Common Stock); and

  . the affirmative vote of a majority of the outstanding shares of Series A Preferred.

Abstentions will have the same effect as a vote against the Charter Amendment Proposal.

Voting Agreements

  Certain officers and directors of the Company (Bradley Jacobs, Wayland Hicks, John Milne, William Berry, Michael Nolan, John McKinney, Robert Miner and Richard Colburn) have delivered (or are expected to deliver) to Apollo irrevocable proxies authorizing Apollo to vote the shares of Common Stock owned by these officers and directors in favor of the proposals described herein. These officers and directors beneficially own an aggregate of 28,987,096 shares of the Company's outstanding Common Stock. Such shares, together with the shares of Series A Preferred held by Apollo, represent approximately 49% of the total number of votes entitled to be cast at the meeting.

Voting and Revocation of Proxies

  All properly executed proxies that are not revoked will be voted at the meeting in accordance with the instructions contained therein. If you execute and return a proxy and do not specify otherwise, the shares represented by such proxy will be voted (1) "for" approval of the proposals described herein and (2) in the discretion of the proxy holder with respect to any other matter which may properly come before the meeting, including any adjournment or postponement thereof.

  If you execute and return a proxy, you may revoke it at any time before it is voted at the meeting by (1) giving written notice to the Company of such revocation, (2) voting in person at the meeting or (3) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Four Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Michael J. Nolan, Chief Financial Officer.

Solicitation of Proxies

  The accompanying proxy is solicited by the Company's board of directors for use at the meeting or any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the attached notice of meeting. This Proxy Statement and accompanying proxy were first sent to stockholders on
or about [    ], 1999.

  The Company is soliciting proxies by mail. In addition, directors and officers of the Company may solicit proxies by personal interview, telephone, telegram or otherwise.

  The Company will pay all costs and expenses incurred in connection with the printing and filing of this Proxy Statement and the solicitation of proxies. The Company will also reimburse brokerage firms, fiduciaries, nominees and others for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares of Common Stock held in their names.

      INFORMATION CONCERNING THE PROPOSED ISSUANCE OF SERIES B PREFERRED

  Set forth below is certain information concerning the proposed issuance by the Company of Series B Preferred. This information is not complete and is qualified in its entirety by reference to the agreements relating thereto
which are filed as exhibits to the Company's Report on Form 8-K dated [     ],
1999.

General

  The Company proposes to create a new series of preferred stock to be designated as "Series B Perpetual Convertible Preferred Stock." The Series B Preferred will be divided into two classes to be designated as Class B-1 Perpetual Convertible Preferred Stock ("B-1 Preferred") and Class B-2 Perpetual Convertible Preferred Stock ("B-2 Preferred"). The terms of the B-1 Preferred and the B-2 Preferred are substantially the same, except that the B-2 Preferred does not have voting rights. See "Terms of the Series B Preferred."

  The Company has entered into a Preferred Stock Purchase Agreement with Apollo (the "Apollo Purchase Agreement"). This agreement provides for the Company to sell to Apollo 100,000 shares of B-1 Preferred (the "Apollo Transaction").

Reasons For Issuing the Series B Preferred

  The Company has agreed to sell the Series B Preferred in order to increase the funds available to it for future acquisitions, capital expenditures and general corporate purposes. See "--Use of Proceeds."

Use of Proceeds

  The Company estimates that it will receive net proceeds of approximately $96 million from the Apollo Transaction (after deducting estimated offering expenses payable by the Company). The Company expects to use such net proceeds to repay outstanding indebtedness under its revolving credit facility (the "Credit Facility"). The Company may reborrow amounts that it repays under the Credit Facility. Consequently, the repayment of indebtedness under the Credit Facility will give the Company additional flexibility to borrow funds under the Credit Facility for future acquisitions, capital expenditures and general corporate purposes.

Additional Information Concerning the Apollo Transaction

 Shares to be Sold

  The Company will sell to Apollo 100,000 shares of B-1 Preferred (50,000 to Apollo Investment Fund IV, L.P. and 50,000 to Apollo Overseas Partners IV, L.P.).

 Purchase Price

  Apollo has agreed to pay a purchase price of $1,000 per share for the B-1 Preferred ($100 million in the aggregate). However, the effective price will be $990 per share ($99 million in the aggregate) after taking into account the fee payable to Apollo as described below.

 Certain Payments to Apollo

  If the Apollo Transaction is completed, the Company will be required to make certain payments to, or on behalf of, Apollo as described below.

  Payment of Fee. The Company will be required to pay to Apollo a fee of $1 million .

  Payment of Certain Expenses. The Company will be required to pay 50% of the reasonable itemized expenses incurred by Apollo in connection with the Apollo Purchase Agreement and the Apollo Transaction (up to a maximum of $200,000).

 Closing Date

  Unless the parties agree otherwise, the closing of the Apollo Transaction will take place on the first to occur of the following dates (or, if later, the first business day following satisfaction of the closing conditions described below):

  . the 10th business day after the Company gives notice to Apollo that the Company's Debt to Total Capitalization Ratio (as defined below) first equals or exceeds 60%; and

  . the 10th business day after the Company gives notice to Apollo that the average closing price of the Company's Common Stock on the NYSE for the preceding 20 trading day was in excess of $30 per share (in calculating such average, the closing price for each day will be weighted based upon the volume of the Company's Common Stock traded on the NYSE on such day).

  If the dates referred to above do not occur prior to December 25, 1999, the closing will in all events take place on December 25, 1999 (subject to satisfaction of the closing conditions referred to below).

  For purposes of the foregoing, the Company's Debt to Total Capitalization Ratio is defined as the quotient (expressed as a percentage) of (A) the sum of the Company's and its subsidiaries' funded debt, consisting of notes, capital leases, debentures (other than those issued to subsidiaries) and bank debt, less cash and cash equivalents, divided by (B) the total capitalization (funded debt, preferred stock of a subsidiary trust and stockholders' equity, less cash and cash equivalents) of the Company and its subsidiaries, all as set forth on a month end consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles.

 Conditions to Closing

  The Apollo Purchase Agreement provides that the obligation of Apollo to purchase the B-1 Preferred is subject to a number of conditions, including among others that:

  . the stockholders of the Company shall have approved the transaction as contemplated by this Proxy Statement;

  . the representations and warranties of the Company contained in the Apollo Purchase Agreement shall be in all material respects correct when made and at the time of the closing;

  . the registration rights agreement between the Company and Apollo, in the form contemplated by the Apollo Purchase Agreement, shall have been entered into by the Company;

  . there shall not be pending (or to the knowledge of the Company threatened) any suit, action, investigation, inquiry or other proceeding which questions the validity or legality of the transactions contemplated by the Apollo Purchase Agreement, or seeks damages in connection therewith; and

  . the Company shall have paid to Apollo the fees described under "-- Certain Payments to Apollo".

 Termination

  The Apollo Purchase Agreement may be terminated, whether before or after approval of the stockholders of the Company, as follows:

  .  by the mutual written consent of Apollo and the Company at any time; or

  . by Apollo or the Company if the closing is not consummated on or before February 15, 2000 (provided that this termination right will not be available to any party whose failure to perform any of its obligations results in the closing not being consummated by such time).

Certain Effects on Rights of Existing Common Stockholders

  The holders of B-1 Preferred will be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted to stockholders of the Company for a vote (with each share of B-1 Preferred being treated as 33.33 shares of Common Stock). Consequently, the issuance of the B-1 Preferred will dilute the voting rights of the existing holders of Common Stock.

  The Series B Preferred will be convertible into shares of Common Stock. Consequently, the issuance of the Series B Preferred has the potential to dilute the ownership interest of the existing stockholders.

  For additional information concerning the voting and conversion rights of the Series B Preferred, see "Terms of the Series B Preferred."

                        TERMS OF THE SERIES B PREFERRED

  Set forth below is a summary of certain terms of the Series B Preferred, as well as certain rights relating to the B-1 Preferred provided for by the Apollo Purchase Agreement. This summary is not complete and is qualified in its entirety by reference to the Certificate of Designation for the Series B Preferred (the "Designation") and the related agreements filed as exhibits to
the Company's Report on Form 8-K dated [   ], 1999.

  Except where otherwise indicated, (1) the terms set forth below apply to both the B-1 Preferred and B-2 Preferred and (2) each reference to the Series B Preferred includes both the B-1 Preferred and B-2 Preferred.

Ranking

  The Series B Preferred will (1) rank senior to the Common Stock with respect to distributions upon the liquidation, winding-up or dissolution of the Company and (2) rank the same as the Series A Preferred with respect to such distributions.

Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, the holders of Series B Preferred will be entitled to payment out of the assets of the Company available for distribution of an amount equal to $1,000 per share of Series B Preferred (the "Liquidation Preference"), plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on the Common Stock. After payment in full of the Liquidation Preference and such dividends, if any, to which holders of Series B Preferred are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company.

Dividends

  The Series B Preferred will not have a stated dividend. However, in the event that the Company declares or pays any dividends or other distributions upon the Common Stock, the Company must (subject to certain exceptions) also declare and pay to the holders of the Series B Preferred, at the same time that it declares and pays such dividends or other distributions to the holders of the Common Stock, the dividends or distributions which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding shares of Series B Preferred been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined.

Conversion Rights.

  Subject to possible adjustment as described below, each share of Series B Preferred is convertible into 33.33 shares of Common Stock (representing a conversion price of $30 per share of Common Stock based on the Liquidation Preference of $1,000 per share of Series B Preferred).

  The Designation provides that the conversion price is subject to specified adjustments upon the occurrence of any of the following events:

  . a distribution in the form of Common Stock is made on any class of capital stock of the Company (see subsection 3(d)(v) of the Designation); or

  . a person other than the Company or a subsidiary purchases in a tender offer not opposed by the Company more than 20% and less than 50% of the Company's outstanding Common Stock and the tender offer price is less than the conversion price in effect on the day the tender offer is concluded (see subsection 3(d)(vi) of the Designation); or

  . the Company issues certain rights, options or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price that is less than the then current market price for the Common Stock (see subsection 3(d)(vii) of the Designation); or

  . the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock (see subsection 3(d)(viii) of the Designation); or

  . the Company or any subsidiary makes a tender or exchange offer for any of the Common Stock and the consideration paid per share of Common Stock is greater than the market price for the Common Stock as of the trading day next succeeding the expiration of the offer (see subsection 3(d)(ix) of the Designation); or

  . the Company issues to an affiliate (subject to certain exceptions) Common Stock at a price per share that is less than the market price of the Common Stock on the date of such issuance.

Redemption or Automatic Conversion

  The Company has no obligation to redeem or repurchase the Series B Preferred, except as described below.

 Redemption or Automatic Conversion Relating to a Change of Control

  If a Change in Control (as defined in the Designation) with respect to the Company occurs (or the Company enters into a binding agreement relating thereto), the following provisions will apply:

  Transaction Not Accounted For as Pooling-of Interests. If the Change of Control is not in connection with an acquisition that is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, the Company must offer to purchase, within 10 business days after the Change of Control, all of the then outstanding shares of Series B Preferred at a purchase price per share, in cash, equal to the Liquidation Preference thereof plus an amount equal to 6.25% of the Liquidation Preference, compounded annually from the date of issuance of such share to the purchase date (the "Call Price").

  Transaction Accounted For as Pooling-of Interests. If the Change of Control is an acquisition that is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, then, upon the occurrence of the Change in Control, all of the then outstanding Series B Preferred Stock will be automatically converted into Common Stock having a market value equal to 109.5% of the Call Price, valued at the closing price of the Common Stock at the close of business on the business day prior to the date of the Change in Control.

Redemption Relating to Certain Issuances of Securities

  If, after 2 1/2 years following the date of the issuance of the Series B Preferred, the Company issues for cash Common Stock or a series of preferred stock convertible into Common Stock, in either a public offering or a bona fide private financing, for a price for the Common Stock (including any amount payable upon conversion of preferred stock) below the conversion price then in effect for the Series B Preferred (each such offering being referred to as a "Reduced Price Offering"), then the Company will be required to make an offer to purchase the outstanding shares of Series B Preferred as follows:

  If Offer to Purchase Series A Preferred is Not Required. If the Reduced Price Offering is at a price that is not below the conversion price of the Series A Preferred of $25, subject to adjustment (i.e., it does not also trigger an obligation to offer to repurchase Series A Preferred), then the Company will be required to offer to apply towards the purchase of Series B Preferred at the Call Price an amount equal to 40% of the Specified Amount (as hereinafter defined) with respect to such offering. The "Specified Amount" with respect to any Reduced Price Offering shall equal the amount by which the net cash proceeds from such Reduced Price Offering and for all other Reduced Price Offerings consummated during the preceding 12 months (but excluding any Reduced Price Offerings prior to December 31, 2001) exceeds an aggregate of $50 million, less a credit for all amounts theretofore paid to the holders of the Series A Preferred and the Series B Preferred for such purchases during such 12-month period.

  If Offer to Purchase Series A Preferred Stock is Also Required. If the Reduced Price Offering is at a price that is below the conversion price of the Series A Preferred of $25, subject to adjustment (i.e., it also triggers an obligation to offer to purchase Series A Preferred), then the Company will be required to offer to apply the Call Percentage (as defined below) of the Specified Amount towards the purchase of both Series B Preferred and Series A Preferred. In such event, the Specified Amount shall be allocated to the purchase of Series B Preferred and Series A Preferred in proportion to the aggregate liquidation amount of each such series of preferred stock (provided that, if the aggregate liquidation amount of the Series B Preferred is in excess of $500 million, such excess shall be ignored in calculating such proportion). Any such purchase of Series B Preferred will be at the Call Price and any purchase of Series A preferred will be at the price specified in the certificate of designation for the Series A Preferred.

  For purposes of the preceding paragraph, the "Call Percentage" will be a function of the aggregate liquidation amount of the Series A Preferred and Series B Preferred as set forth in following table:

      Aggregate
      Liquidation                                                        Call
      Amount                                                          Percentage
      -----------                                                     ----------
      up to and including $500 million...............................     40%
      more than $500 million to and including $550 million...........     43%
      more than $550 million to and including $600 million...........     46%
      more than $600 million to and including $650 million...........     50%
      more than $650 million to and including $700 million...........     53%
      more than $700 million to and including $750 million...........     56%
      more than $750 million.........................................     60%

Voting

 General Voting Rights

  B-1 Preferred. Except as otherwise required by applicable law, the holders of B-1 Preferred are entitled to vote together with the holders of the Common Stock as a single class on all matters submitted to stockholders of the Company for a vote. Each share of B-1 Preferred is entitled to one vote for each share of Common Stock issuable upon conversion of such share of B-1 Preferred.

  B-2 Preferred. Except as provided below under "--Class Voting Rights," the holders of the B-2 Preferred are not entitled to vote on any matter to be voted on by stockholders of the Company.

 Class Voting Rights

  The Company may not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred then outstanding voting or consenting as the case may be, as a separate class, take certain actions specified in the Designation, including, among others, the declaration or payment of an Extraordinary Dividend (as defined in the Designation).

Right to Exchange Between Classes of Series B Preferred

  Subject to certain limitations set forth in the Designation, certain holders of shares of B-2 Preferred shall be entitled, without the payment of any additional consideration, to convert at any time and from time to time any or all shares of B-2 Preferred held by such holder into the same number of shares of B-1 Preferred and vice versa.

Right to Exchange Series B Preferred For Different Series of Preferred Stock

  Under the terms of the Apollo Purchase Agreement, if the Company agrees, on or before December 15, 1999, to issue to any person or persons more than $50 million aggregate liquidation preference of a series of convertible preferred stock (other than (a) in connection with the acquisition of a business or the acquisition of assets to be used in its business or (b) in a bona fide underwritten public offering), then Apollo will be entitled at the closing of such issuance to exchange its shares of Series B Preferred for shares of the newly issued convertible preferred stock, with the Series B Preferred valued at its liquidation amount.

Registration Rights

  The Company will enter into a registration rights agreement with Apollo. This agreement will grant to the holders of the shares of Common Stock issuable upon conversion of the B-1 Preferred sold pursuant to the Apollo Purchase Agreement certain rights to require the Company to register such shares of Common Stock under the Securities Act of 1933. This agreement will also provide that, under certain circumstances, if Bradley Jacobs (the Chairman and Chief Executive Officer of the Company) sells any of his shares of Common Stock he must afford Apollo the opportunity to sell on the same terms and conditions a certain number of the shares of Common Stock owned by Apollo.

             INFORMATION CONCERNING THE CHARTER AMENDMENT PROPOSAL

  The Company proposes to amend the Series A Designation as described below. The form of the proposed amendment (the "Amendment") is attached as Exhibit A hereto.

 Amendment Relating to the Reduced Price Offerings

  Under the terms of the Series B Preferred Designation, if the Company makes an offering that constitutes a Reduced Price Offering under the terms of both the Series A Preferred and Series B Preferred, the Company is required to offer to apply a certain amount towards the purchase of both Series A Preferred and Series B Preferred on a pro rata basis (as described under "Terms of the Series B Preferred--Redemption or Automatic Conversion-- Redemption Relating to Certain Issuances of Securities"). This provision is inconsistent with the provision relating to Reduced Price Offerings contained in the Series A Designation. In order to eliminate this inconsistency, the Company proposes to amend the provisions of the Series A Designation pertaining to Reduced Price Offerings. The Amendment in effect makes the provisions of the Series A Designation relating to Reduced Price Offerings consistent with those set forth in the Series B Preferred Designation.

 Amendment Relating to Conversion Price Adjustment

  The Series A Designation provides that the conversion price for the Series A Preferred shall be adjusted in a specified manner if the Company issues to an affiliate (subject to certain exceptions) Common Stock at a price per share that is less than the market price of the Common Stock on the date of issuance. The Amendment provides that an adjustment is not required for any issuance upon the exercise of options or warrants or the conversion of convertible securities, if such options, warrants or convertible securities were issued for fair value at the time of their issuance.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

  The table below and the notes thereto set forth as of June 30, 1999 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Common Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to the Company to be the owner of more than 5% of the Common Stock.

                                             Number of Shares of     Percent of
                                                 Common Stock       Common Stock
Name and Address(1)                        Beneficially Owned(2)(3)   Owned(3)
-------------------                        ------------------------ ------------
Bradley S. Jacobs........................         20,117,006(4)         25.8%
Wayland R. Hicks.........................            517,155(5)           *
John N. Milne............................          2,392,857(6)          3.3%
William F. Berry.........................          1,632,606(7)          2.2%
Michael J. Nolan.........................          1,028,911(8)          1.4%
John S. McKinney.........................            819,544(9)          1.1%
Robert P. Miner..........................            441,904(10)          *
Leon D. Black............................             30,000(11)          *
Richard D. Colburn.......................         13,808,662(12)        19.3%
Ronald M. DeFeo..........................             73,000(13)          *
Michael S. Gross.........................             30,000(14)          *
Richard J. Heckmann......................             90,000(15)          *
Gerald Tsai, Jr..........................            690,001(16)          *
Christian M. Weyer.......................            102,000(17)          *
All executive officers and directors as a
 group
 (14 persons)............................         37,640,074(18)        45.5%
The Equitable Companies Incorporated.....          4,660,705(19)         6.5%
Apollo Investment Fund IV, L.P. and
 Apollo Overseas Partners IV L.P.........         12,000,000(20)        14.4%

--------
   *Less than 1%.
 (1) Unless otherwise indicated, the address is c/o the Company.
 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) In certain cases, includes securities owned by one or more entities controlled by the named holder.
 (4) Consists of 12,790,814 outstanding shares, 6,342,858 shares issuable upon the exercise of currently exercisable warrants and 983,334 shares issuable upon the exercise of currently exercisable options. Does not include 1,966,667 shares issuable upon exercise of options which are not currently exercisable. Mr. Jacobs has certain rights relating to the disposition of certain shares and warrants that were issued prior to the Company's initial public offering to certain officers and other employees as described under "--Certain Agreements Relating to Securities Issued Prior to the Company's IPO." By virtue of such rights, Mr. Jacobs is deemed to share beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the shares owned by such persons. The shares that the table indicates are owned by Mr. Jacobs include the shares with respect to which Mr. Jacobs is deemed to share beneficial ownership as aforesaid. Excluding such shares, Mr. Jacobs is deemed the beneficial owner of an aggregate of 15,983,434 shares of Common Stock (composed of 10,000,100 outstanding shares, 5,000,000 shares issuable upon the exercise of currently exercisable warrants and 983,334 shares issuable upon the exercise of currently exercisable options).
 (5) Consists of 108,822 outstanding shares and 408,333 shares issuable upon the exercise of currently exercisable options. Does not include unissued shares that the Company is required to pay Mr. Hicks as part of his base salary pursuant to his employment agreement. Also does not include 816,667 shares issuable upon exercise of options which are not currently exercisable.
 (6) Consists of 1,428,571 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants and 250,000 shares issuable upon the exercise of currently exercisable options. Does not include 500,000 shares issuable upon exercise of options which are not currently exercisable.
 (7) Consists of 97 outstanding shares and 1,632,509 shares issuable upon the exercise of currently exercisable options. Does not include 575,000 shares issuable upon exercise of options that are not currently exercisable.
 (8) Consists of 571,529 outstanding shares, 285,715 shares issuable upon the exercise of currently exercisable warrants and 171,667 shares issuable upon the exercise of currently exercisable options. Does not include 343,333 shares issuable upon exercise of options which are not currently exercisable.
 (9) Consists of 2,887 outstanding shares and 816,657 shares issuable upon the exercise of currently exercisable options. Does not include 337,500 shares issuable upon exercise of options that are not currently exercisable.
(10) Consists of 285,714 outstanding shares and 142,857 shares issuable upon the exercise of currently exercisable warrants and 13,333 shares issuable upon exercise of currently exercisable options. Does not include 66,667 shares issuable upon exercise of options which are not currently exercisable.
(11) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 20.
(12) Consists of 13,798,662 outstanding shares and 10,000 shares issuable upon the exercise of currently exercisable options. These outstanding shares are owned by a corporation wholly owned by Mr. Colburn. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable. Mr. Colburn disclaims beneficial ownership of 290,000 shares held by the Colburn Foundation which are not reflected in this table.
(13) Consists of 3,000 outstanding shares and 70,000 shares issuable upon the exercise of currently exercisable options. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable.
(14) Consists of 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 20.
(15) Consists of 20,000 outstanding shares and 70,000 shares issuable upon exercise of currently exercisable options. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable.
(16) Consists of 270,001 outstanding shares and 420,000 shares issuable upon exercise of currently exercisable options. Does not include 20,000 shares issuable upon exercise of options that are not currently exercisable.
(17) Consists of 72,000 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.
(18) Consists of 26,561,383 outstanding shares, 6,242,858 shares issuable upon the exercise of currently exercisable warrants and 4,835,833 shares issuable upon the exercise of currently exercisable options. Does not include 4,685,834 shares issuable upon exercise of options which are not currently exercisable.
(19) The following information is as of December 31, 1998, and is based on information contained in a Schedule 13G filed by the indicated shareholder. Consists of shares beneficially owned by the following subsidiaries of The Equitable Companies Incorporated, each of which operates under independent management and makes independent decisions:
     4,337,130 shares beneficially owned by Alliance Capital Management L.P. (of which it is deemed to have shared power to vote or direct the vote with respect to 3,853,200 shares); 120,800 shares beneficially owned by a separate account of The Equitable Life

    Assurance Society of the United States; 46,011 shares beneficially owned by Wood Struthers & Winthrop Management Corporation; and 156,764 shares beneficially owned by Donaldson, Lufkin & Jenrette Securities Corporation (of which it is deemed to have shared power to dispose or to direct the disposition with respect to 155,802 shares). The address of the indicated stockholder is 1290 Avenue of the Americas, New York, New York 10104.
(20) Consists of shares issuable upon conversion of outstanding shares of the Company's Series A Preferred. Of the shares indicated, (i) 11,389,040 shares are owned by Apollo Investment Fund IV, L.P. ("AIFIV") and (ii) 610,960 shares are owned by Apollo Overseas Partners IV, L.P. ("Overseas IV"). Apollo Advisors IV, L.P. ("Advisors IV") is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. ("Capital Management IV") is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.

Securities to be Owned by Apollo After Issuance of the Series B Preferred

  Following the issuance of the Series B Preferred to Apollo as described in this Proxy Statement, Apollo will own 300,000 shares of Series A Preferred and 100,000 shares of Series B Preferred. These shares of preferred stock will be convertible into an aggregate of 15,333,334 shares of Common Stock (subject to adjustment), which represents 17.6% of the shares of Common Stock outstanding as of June 30, 1999 (on a pro forma basis giving effect to the conversion into Common Stock of the Series B Preferred to be issued to Apollo).

Certain Agreements Relating to Securities Issued Prior to the Company's IPO

  Prior to the Company's initial public offering, certain officers and other employees of the Company, among others, purchased Common Stock (and in certain cases warrants) from the Company in private placements. All shares of Common Stock and warrants purchased by the officers and other employees of the Company prior to the Company's initial public offering (and any shares of Common Stock acquired upon exercise of such warrants) are referred to as the "Private Placement Securities."

  Each holder of Private Placement Securities (other than Mr. Jacobs and Mr. Hicks) has entered into an agreement with the Company and Mr. Jacobs that provides that (1) if Mr. Jacobs sells any Private Placement Securities that he beneficially owns in a commercial, non-charitable transaction, then Mr. Jacobs is required to use his best efforts to sell (and has the right to sell subject to certain exceptions) on behalf of such holder a pro rata portion of such holder's Private Placement Securities at then prevailing prices, and (2) except for sales that may be required to be made as aforesaid, the holder shall not (without the prior written consent of the Company) sell or otherwise dispose of the Private Placement Securities owned by such holder (subject to certain exceptions for charitable gifts). The foregoing provisions of the agreements terminate, depending on the individual, in either September or October 2002.

                                                                      EXHIBIT A
                           CERTIFICATE OF AMENDMENT

                                    TO THE

                          CERTIFICATE OF DESIGNATIONS

                PERPETUAL CONVERTIBLE PREFERRED STOCK, SERIES A

                                      OF

                             UNITED RENTALS, INC.

                               ----------------

        Pursuant to Sections 151 and 242 of the General Corporation Law
                           of the State of Delaware
                               ----------------

  It is hereby certified that:

    FIRST: The name of the corporation (hereinafter called the "Corporation") is United Rentals, Inc.

    SECOND: The Certificate of Designations (the "Series A Certificate of Designations") of Perpetual Convertible Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred Stock"), of the Corporation was filed with the Secretary of State of the State of Delaware on January 7, 1999.

    THIRD: The Board of Directors of the Corporation has duly adopted the following resolutions amending Series A Certificate of Designations, by
  unanimous consent dated as of      , 1999:

    RESOLVED, that the Series A Certificate of Designations be amended as follows:

      1. The parenthetical phrase in the first line of Section 3(xi) shall be amended and restated in its entirety as follows: "(other than (a) persons or entities who become Affiliates only as a result of such issuance, (b) directors, officers or employees of the Company under bona fide compensation or benefit arrangements or (c) upon the exercise of options or warrants or the conversion of convertible securities, issued for fair value at the time of any such issuance of options, warrants or covertible securities)";

      2. The following language shall be inserted in the first sentence of
    Section 5(ii) in lieu of the phrase "40%": "the Call Percentage (as hereinafter defined)"

      3. The following language shall be inserted immediately following the clause "for all amounts theretofore paid" in the first sentence of
    Section 5(ii): "to the holders of the Series A preferred Stock and the Series B Preferred Stock"

      4. The following language shall be inserted immediately following the first paragraph of Section 5(ii): "The term "Call Percentage" for any Reduced Price Offering (i) shall mean 40%, if the Series B Preferred Stock shall not be entitled to a portion of the cash proceeds of such Reduced Price Offering and (ii) for all other Reduced Price Offerings, shall be determined by reference to the following table, in which "Liquidation Amount" means the aggregate liquidation amount of all shares of Series A Preferred Stock and Series B Preferred Stock then outstanding:

          Aggregate
          Liquidation                                                    Call
          Amount                                                      Percentage
          -----------                                                 ----------
      up to and including $500 million...............................     40%
      more than $500 to and including 550 million....................     43
      more than $550 to and including 600 million....................     46
      more than $600 to and including 650 million....................     50
      more than $650 to and including 700 million....................     53
      more than $700 to and including 750 million....................     56
      more than $750 million.........................................     60

      Notwithstanding the foregoing, in the event that the Series B Preferred Stock shall also be entitled to a portion of the net cash proceeds of a Reduced Price Offering, then the net cash proceeds of such Reduced Price Offering shall be applied towards the purchase pro rata, based on their respective liquidation amounts, between the Series A Preferred Stock and up to $500,000,000 liquidation amount of the Series B Preferred Stock, and no portion of such net cash proceeds shall be applied to Series B Preferred Stock in excess of such $500,000,000 liquidation amount."

      5. The following definition shall be added to Section 16: "Series B Preferred Stock" shall mean the Perpetual Convertible Preferred Stock, Series B, par value $.01 per share, of the Corporation.

    RESOLVED, except as expressly amended above, no changes to the Series A Certificate of Designations shall be made and all future references in any certificate, document or agreement shall be deemed to be a reference to the Series A Certificate of Designations, as amended hereby.

    FOURTH: The holders of the Series A Perpetual Convertible Preferred Stock have duly approved the foregoing resolutions by unanimous consent in lieu
  of meeting dated as of     , 1999.

  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
executed this    day of      1999.

                                          UNITED RENTALS, INC.

                                          By:
                                            -----------------------------------
                                             Name:
                                             Title:

                             UNITED RENTALS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Michael
J. Nolan or any of them with full power of substitution, proxies to vote at the Special Meeting of Stockholders of United Rentals, Inc. (the "Company") to be
held on [          ], 1999 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company and all shares of Series A Perpetual Convertible Preferred Stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

                        (To be Signed on Reverse Side)

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.


[X]  Please mark your votes as in this example.

1.  Ratification of sale of Series B
    Perpetual Convertible Preferred
    stock to Apollo                         [_] For   [_] Against   [_] Abstain

2.  Ratification of amendment to
    Certificate of Designation for
    Series A Perpetual Convertible
    Preferred Stock                         [_] For   [_] Against   [_] Abstain


SIGNATURE(S)____________________________________________ DATE _______________

NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.